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                United States                        OMB APPROVAL
       SECURITIES AND EXCHANGE COMMISSION            OMB Number: 3235-0167
            Washington, D.C. 20549                   Expires: October 31, 2004
                                                     Estimated average burden
                   Form 15                           hours per response.....1.50



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                Commission File Number 000-10981

                         Evergood Products Corporation
________________________________________________________________________________
             (Exact name of registrant as specified in its charter)

              175 Lauman Lane, Hicksville, NY 11801 (516) 822-1230
     ______________________________________________________________________
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
     ______________________________________________________________________
            (Title of each class of securities covered by this Form)

                                      None
     ______________________________________________________________________
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6 ----------[ ]

Approximate number of holders of record as of the certification or notice date: 244
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

Pursuant to the requirements of the Securities Exchange Act of 1934 Evergood Products Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   9/17/02            By:/s/ Stephen R. Stern, Executive VP
     -------------            ------------------------------------------
                              Stephen R. Stern, Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.